Exhibit 99.1
Contact:
Scott Solomon
Vice President
Sharon Merrill Associates, Inc.
617.542.5300
cyno@investorrelations.com
CYNOSURE’S SECOND QUARTER REVENUE INCREASES 66%
TO RECORD $30.1 MILLION
New Products Drive Top-line Growth, Continued Gross Margin Expansion
Westford, Mass., August 7, 2007 — Cynosure, Inc. (NASDAQ: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced financial results for the quarter and six months ended June 30, 2007.
Second Quarter 2007 Financial Results
Revenues increased 66% to $30.1 million from $18.1 million for the second quarter of 2006. Gross profit margin increased 490 basis points to 63.3% of total revenues compared with 58.4% for the same period in 2006. Second quarter 2007 net income was $2.7 million, or $0.21 per diluted share, compared with net income of $1.4 million, or $0.12 per diluted share, in the second quarter of 2006.
Non-GAAP net income, which excludes stock-based compensation expense, was $4.2 million, or $0.33 per diluted share, for the second quarter of 2007 compared with $1.7 million, or $0.14 per diluted share, in the second quarter of 2006. Please refer to the financial reconciliations included in this news release for a reconciliation of GAAP results to Non-GAAP results for the three months ended June 30, 2007 and 2006.
“During the second quarter of 2007, Cynosure delivered the best revenue and profitability in its 16-year history and continued the positive momentum we have experienced since 2004,” said President and Chief Executive Officer Michael Davin. “Our performance marked the third consecutive quarter of year-over-year revenue growth above 50 percent, and the fourth consecutive quarter in which our gross margin hit 60 percent or higher.”
“Laser product revenue climbed 70 percent year-over-year, reflecting the enthusiasm with which customers have embraced Smartlipo, our new flagship LaserBodySculpting workstation, and Affirm, our multi-energy-source workstation for anti-aging,” Davin said. “The investments we have made to expand our North America direct sales force to further penetrate international markets and to increase our technology leadership are yielding significant returns for Cynosure.”

Second-Quarter Highlights
Since the end of the first quarter, Cynosure:
•	Received regulatory clearance to market and sell the Smartlipo LaserBodySculpting SM Workstation in Canada. The minimally invasive Smartlipo Workstation is an innovative system designed as an alternative to traditional liposuction in patients with smaller areas of localized fat. Cynosure received U.S. Food and Drug Administration clearance to market Smartlipo in the fourth quarter of 2006.

•	Received regulatory clearance to market and sell its Elite™ family of laser workstations in China. The Elite workstation combines the Apogee 5500 system, which contains a short wavelength 755 nm Alexandrite laser for lighter skin types, and the Acclaim 7000 system, which is equipped with a high-powered 1064 nm Nd:YAG laser for use on tan and darker skin types to permanently remove hair.

•	Launched a new, higher power Smartlipo LaserBodySculptingSM Workstation in the United States. Utilizing Cynosure’s patented delivery approach, the new 10-watt workstation allows physicians to complete typical laser-assisted liposuction procedures in about half the time as the original 6-watt workstation.
“Just six months into its launch, Smartlipo has become a popular choice for consumers who are looking for a fast, safe and effective alternative to traditional liposuction for the removal of small areas of localized unwanted fat,” Davin said. “The introduction of our 10-watt workstation helps meet the demands of aesthetic surgeons with high-volume practices, and underscores our focus on pioneering innovative solutions that capitalize on the rapid growth of the aesthetic market.”
“We also are pleased with the strong performance of our international laser business,” Davin continued. “Between our European subsidiaries and overseas distributors, international second-quarter laser product sales increased 55 percent year-over-year, and accounted for approximately 37 percent of worldwide laser revenue.
Six-Month Results
For the six months ended June 30, 2007, revenues increased approximately 59% to $56.2 million from $35.3 million for the same period in 2006. Net income for the first half of 2007 was $4.8 million, or $0.39 per diluted share, versus $2.1 million, or $0.17 per diluted share, for the same period in 2006.
Non-GAAP net income, which excludes stock-based compensation expense and for 2006, expenses relating to Sona MedSpa, was $7.3 million, or $0.58 per diluted share, for the first half of 2007 compared with $3.2 million, or $0.26 per diluted share, in the first half of 2006. Please refer to the financial reconciliations included in this news release for a reconciliation of GAAP results to Non-GAAP results for the six months ended June 30, 2007 and 2006.

Business Outlook
“On the strength of our leading-edge technology and global distribution network, we believe Cynosure is positioned for continued strong growth,” Davin said. “Demand for our flagship workstations is robust. We are capitalizing on that momentum through new alliances, product enhancements and training programs that are building positive brand recognition, engendering customer loyalty and, ultimately, creating value for our shareholders.”
Use of Non-GAAP Financial Measures
To supplement Cynosure’s consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined as non-GAAP financial measures by the SEC: non-GAAP net income and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore not comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. For more information on these non-GAAP financial measures, please see the non-GAAP data included at the end of this release. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Cynosure’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Conference Call
Cynosure will host a conference call for investors today at 9:00 a.m. ET. On the call, Michael Davin and Timothy Baker, the company’s executive vice president and chief financial officer, will discuss the second-quarter 2007 financial results, provide a business update and discuss the company’s growth strategy.
Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call also can be accessed by dialing (800) 810-0924 or (913) 981-4900 (confirmation code: 9483476). If you are unable to listen to the live call, the webcast will be archived on the company’s website.

About Cynosure, Inc.
Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular lesions, rejuvenate skin through the treatment of shallow vascular and pigmented lesions, laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulsed dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991.
For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.
Safe Harbor
Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s expectations and future financial performance, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months June 30,		Six Months March 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenues	$30,132	$18,131	$56,209	$35,270
Cost of revenues	11,068	7,541	20,990	15,573

Gross profit	19,064	10,590	35,219	19,697

Operating expenses
Selling and marketing	9,875	6,149	19,137	11,607
Research and development	1,767	1,039	3,490	2,248
General and administrative	2,933	2,031	5,228	4,177

Total operating expenses	14,575	9,219	27,855	18,032

Income from operations	4,489	1,371	7,364	1,665

Interest income, net	596	731	1,101	1,383
Other income, net	28	276	84	406

Income before income taxes	5,113	2,378	8,549	3,454

Income tax provision	2,402	915	3,720	1,351
Minority interest in net income of subsidiary	—	22	—	36

Net income	$2,711	$1,441	$4,829	$2,067

Diluted net income per share	$0.21	$0.12	$0.39	$0.17

Diluted weighted average shares outstanding	12,686	12,138	12,530	12,158

Basic net income per share	$0.23	$0.13	$0.41	$0.19

Basic weighted average shares outstanding	11,964	11,044	11,654	11,038

Non-GAAP data
Gross Profit	$19,064	$10,590	$35,219	$19,697
Sona — inventory writedown	—	—	—	667
Stock-based compensation	71	19	169	26

Non-GAAP Gross Profit	19,135	10,609	35,388	20,390

Operating Expenses:	14,575	9,219	27,855	18,032
Sona — provision for doubtful account	—	—	—	(463)
Stock-based compensation	(1,426)	(473)	(2,678)	(765)

Non-GAAP Operating Expenses	13,149	8,746	25,177	16,804

Non-GAAP Income from Operations:	5,986	1,863	10,211	3,586

Interest income, net and other income, net	624	1,007	1,185	1,789

Non-GAAP Income before income taxes	6,610	2,870	11,396	5,375

Non-GAAP provision for income taxes	2,380	1,135	4,103	2,125
Minority Interest	—	22	—	36

Non-GAAP Net income	$4,230	$1,713	$7,293	$3,214

Non-GAAP diluted net income per share	$0.33	$0.14	$0.58	$0.26

Diluted weighted average shares outstanding	12,686	12,138	12,530	12,158

Condensed Consolidated Balance Sheet

(In thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)

Assets:
Cash, cash equivalents and marketable securities	$71,411	$57,246
Accounts receivable, net	21,856	19,871
Amounts due from related parties	10	335
Inventories	22,144	17,624
Deferred tax asset, current portion	2,625	2,604
Prepaid expenses and other current assets	3,325	4,977

Total current assets	121,371	102,657
Property and equipment, net	6,273	5,662
Other noncurrent assets	1,317	1,247

Total assets	$128,961	$109,566

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$19,675	$17,063
Amounts due to related parties	2,380	1,052
Short-term loan	—	167
Deferred revenue	5,166	3,476
Capital lease obligations	455	439

Total current liabilities	27,676	22,197

Capital lease obligations, net of current portion	912	1,069
Deferred revenue, net of current portion	280	311
Other long-term liabilities	153	119

Total stockholders’ equity	99,940	85,870

Total liabilities and stockholders’ equity	$128,961	$109,566